UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – JUNE 1, 2015

EPCYLON TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

NEVADA	000-53770	27-0156048
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		Number)

34 King Street E, Suite 1010
Toronto, Ontario
Canada M5C 2X8
(Address of principal executive offices)

(416) 479-0880
(Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

SECTION 8. OTHER EVENTS

ITEM 8.01 OTHER EVENTS

Effective on June 1, 2015, the Board of Directors of Epcylon Technologies Inc., a Nevada corporation (the “Company”), authorized the redemption of 750,000 shares of Series A preferred stock at a redemption price of $0.20 per share for aggregate amount of $150,000.

Previously, our Board of Directors authorized and approved the execution of that certain account management agreement dated April 29, 2014 (the "Account Management Agreement") between the Company and Four Seasons Trust (the "Investor"). In accordance with the terms and provisions of that certain non-U.S. subscription agreement (the "Subscription Agreement"), the Investor purchased 10,000,000 shares of Series A preferred stock at a per share price of $0.20 for aggregate proceeds of $2,000,000. Effective April 29, 2014, our Board of Directors approved and authorized the Subscription Agreement pursuant to which it issued an aggregate of 10,000,000 shares of Series A preferred stock to the Investor at $0.20 per share. In accordance with the rights and preferences of the Series A preferred stock, the Investor had at its option the ability to convert the shares of Series A Preferred Stock into shares of common stock on a one preferred share for 1.333333 common share basis. The Company could by providing a five day notice to the Investor redeem such Series A Preferred Shares at a redemption price of $0.20 per share plus all unpaid and accrued Earned Dividends. In the event of receipt of the notice of redemption by the holder of the Series A Preferred Shares, the Investor shall have five business days from date of receipt to convert into shares of common stock.

The Company tendered its notice of redemption to the Investor dated May 22, 2015, which provided that the Investor had five business days within which to elect to convert the shares to common stock. The Investor did not make such election and, therefore, on June 1, 2015, the Board of Directors authorized the redemption of 750,000 shares of the Series A preferred stock.

Therefore, as of the date of this Current Report, the Company has 9,250,000 shares of Series A preferred stock that remains issued and outstanding.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPCYLON TECHNOLOGIES, INC.

DATE: June 11, 2015	/s/ Jack Bensimon
Name: Jack Bensimon
Title: Chief Executive Officer